A-7

National Grid (Ireland) 1 Limited
Profit and loss account
for the year ended March 31, 2001

	$m

Operating costs	(0.3)
	-----
Operating loss - continuing operations	(0.3)

Profit on disposal of businesses	9.0
Dividends received	57.7
Net interest	0.1
	------

Profit on ordinary activities before and after taxation 	66.5

Dividends	(265.5)
	-------

Retained loss	(199.0)
	========


Reconciliation of net income to US GAAP

Profit on ordinary activities after taxation under UK GAAP	66.5

Adjustments to conform with US GAAP
  Equity in income of companies	103.4
  Dividends received	(57.7)
	------

Net income under US GAAP	112.2
	=======



The profit and loss account is prepared under UK GAAP.






National Grid (Ireland) 1 Limited
Balance sheet
at March 31, 2001

	$m
----------------------------------------------------------------------------


Fixed assets
Investments	4,059.9
	--------
	4,059.9
	--------
Current assets
Debtors (amounts falling due within one year)	7.2
Cash and deposits	0.3
	----
	7.5

Creditors (amounts falling due within one year)
Other creditors	(0.2)
	-----

Net current assets	7.3

	-------
Net assets employed	4,067.2
	========


Capital and reserves
Called up share capital	50.1
Share premium account	3,950.3
Profit and loss account	66.8
	------
	4067.2
	------
Equity shareholders' funds	841.4
Non-equity shareholders' funds	3,225.8
	-------

Shareholders' funds 	4,067.2
	========


Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	841.4

Adjustments to conform with US GAAP
  Investments in subsidiaries, at equity	136.1
  Dividends received	(57.7)
	-------

Equity shareholders' funds under US GAAP	919.8
	========


The balance sheet is prepared under UK GAAP.




National Grid (Ireland) 1 Limited
Cash flow statement
for the year ended March 31, 2001


	$m
--------------------------------------------------------------------------

Net cash outflow from operating activities	(0.3)


Returns on investments and servicing of finance
Dividends received	57.7

Acquisitions and disposals
Payments to acquire investments	(136.9)
Disposal of businesses	86.4
	------
Net cash outflow for acquisitions and disposals 	(50.5)

Financing
Movement in inter-business balances	(7.1)
	------

Movement in cash and overdrafts	(0.2)
	=======


Summary cash flow statement under US GAAP


Net cash provided by operating activities	57.4
Net cash used in investing activities	(50.4)
Net cash used in financing activities	(7.1)
	------
Net decrease in cash and cash equivalents	(0.1)
Cash and cash equivalents at beginning of year	0.4
	------
Cash and cash equivalents at end of year	0.3
	======

Cash and deposits per balance sheet - cash and equivalents	0.3
	======


The cash flow statement is prepared under UK GAAP and the summary cash flow statement is prepared under US GAAP.





National Grid (Ireland) 1 Limited

Profit and loss reserve
for the year ended March 31, 2001


	$m
--------------------------------------------------------------------------

At April 1, 2000	0.3

Retained loss for the year	(199.0)

Cumulative preference dividends in arrears	265.5
	------

At March 31, 2001	66.8
	======


Reconciliation of profit and loss reserve to retained earnings under US GAAP

Profit and loss reserve under UK GAAP at March 31, 2001	66.8

Adjustments to conform with US GAAP
  Equity in income of companies	103.6
  Dividends received	(57.7)
	-------

Retained earnings under US GAAP at March 31, 2001	112.7*
	========


*  Includes cumulative other comprehensive losses of $3.9m


The profit and loss reserve is prepared under UK GAAP.
